UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2023

ViewRay, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37725	42-1777485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1099 18th Street, Suite 3000 Denver, Colorado		80210
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (440) 703-3210

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	VRAY	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 20, 2023, ViewRay, Inc. (the “Company”) entered into a cooperation agreement (the “Agreement”) with Hudson Executive Capital LP and certain of its affiliates (collectively, “Hudson”). As of the date of the Agreement, Hudson beneficially owned 15,752,093 shares, or approximately 8.7% of the outstanding shares of common stock of the Company, par value of $0.01 per share (the “Common Stock”), based on the number of shares of common stock outstanding on January 20, 2023.

Pursuant to the Agreement, the Company has agreed to, among other things, appoint Mr. Sai Nanduri, a Senior Investment Analyst employed by Hudson with experience in capital markets advisory services, as an observer to the Board of Directors of the Company (the “Board”).

With respect to any annual or special meeting of the Company’s shareholders during the term of the Agreement, Hudson has agreed to vote the shares of the Company’s common stock then held by it in accordance with the Board’s recommendations on director election proposals and any other proposals submitted by the Company or a shareholder, except that Hudson may vote in its discretion on Extraordinary Transactions (as defined in the Agreement).

Hudson has also agreed to certain customary standstill provisions prohibiting it from, among other things, (i) soliciting proxies, (ii) acquiring, in the aggregate, beneficial ownership of more than 14.9% of the outstanding shares of the Company’s common stock, (iii) selling securities of the Company resulting in any third party owning more than 4.9% of the outstanding shares of the Company's common stock, (iv) taking actions publicly to change or influence the Board or management, and (v) exercising certain shareholder rights. The restrictions set forth in the standstill provisions shall apply from and after the date of the Agreement until the later of (i) the Expiration Date (as defined below) and (ii) if the observer (or any successor observer) has been appointed to the Board as a director, the date that such person no longer serves on the Board as a director.

The Agreement also includes provisions related to mutual non-disparagement obligations and expense reimbursement.

The Agreement will terminate on the earlier of (i) January 1, 2024 and (ii) the date that is thirty (30) days prior to the deadline under the Company’s bylaws for director nominations and shareholder proposals for the 2024 Annual Meeting (the “Expiration Date”). Each of the Company and Hudson has the right to terminate the Agreement earlier if the other party commits a material breach of the Agreement and such breach is not cured within 15 days after notice or, if such breach is not curable within 15 days, the breaching party has not taken any substantive action to cure within such 15-day period.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 8.01. Other Events.

On January 20, 2023, the Company and Hudson jointly issued a press release announcing the Agreement and the appointment of Mr. Nanduri as an observer to the Board. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1	Cooperation Agreement dated January 20, 2023, by and between ViewRay, Inc. and Hudson Executive Capital LP, on behalf of itself and certain of its affiliates

99.1	Press Release dated January 20, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIEWRAY, INC.

Date: January 20, 2023	By:	/s/ Robert S. McCormack
		Name:	Robert S. McCormack
		Title:	Chief Legal Officer